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                                                                    EXHIBIT 99.2

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 14, 1998

TO THE STOCKHOLDERS OF APARTMENT INVESTMENT AND MANAGEMENT COMPANY:

     A Special Meeting of Stockholders (the "AIMCO Meeting") of Apartment Investment and Management Company, a Maryland corporation ("AIMCO"), will be held at 10:00 a.m., local time, on September 14, 1998, at the principal executive offices of AIMCO at 1873 South Bellaire Street, 17th Floor, Denver, Colorado 80222, for the following purposes:

          (1) To consider and vote upon a proposal to approve the merger (the "Merger") of Insignia Financial Group, Inc. ("Insignia") with and into AIMCO, with AIMCO being the surviving corporation, pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of May 26, 1998 (the "Merger Agreement"), by and among AIMCO, AIMCO Properties, L.P., Insignia and Insignia/ ESG Holdings, Inc., a wholly-owned subsidiary of Insignia ("Holdings"), including the issuance by AIMCO of a number of shares of Class E Cumulative Convertible Preferred Stock, par value $.01 per share, of AIMCO ("AIMCO Class E Preferred Stock") approximately equal to $303 million divided by the AIMCO Index Price in connection therewith, or, in the event that AIMCO stockholders do not approve the Merger, the issuance by AIMCO of a number of shares of AIMCO Class E Preferred Stock approximately equal to $203 million divided by the AIMCO Index Price and a number of shares of Class F Cumulative Convertible Preferred Stock, par value $.01 per share, of AIMCO ("AIMCO Class F Preferred Stock") approximately equal to $100 million divided by the AIMCO Index Price. Approval of the Merger is NOT a condition to consummation of the Merger. In the event that AIMCO stockholders do not approve the Merger but the stockholders of Insignia do approve the Merger Agreement, the Merger may nonetheless be consummated. The AIMCO Index Price will be the average market price of Class A common stock, par value $.01 per share, of AIMCO ("AIMCO Common Stock") during a fixed period prior to the Merger, subject to a maximum average price of $38.00 per share. The AIMCO Index Price is not intended to and will not necessarily represent the fair market value of the AIMCO Class E Preferred Stock or the AIMCO Class F Preferred Stock.

          (2) To consider and vote upon a proposal to approve the amendment of AIMCO's Articles of Incorporation, as amended and supplemented from time to time (the "AIMCO Charter"), to provide that, upon effectiveness of the Merger, the 6 1/2% Convertible Subordinated Debentures due 2016 issued by Insignia (the "Convertible Debentures") underlying the 6 1/2% Trust Convertible Preferred Securities (the "Convertible Preferred Securities") issued by Insignia Financing I (which is a subsidiary of Insignia, and will become a subsidiary of AIMCO as a result of the Merger), will become convertible into the same consideration received by holders of Class A common stock, par value $.01 per share, of Insignia ("Insignia Common Stock") (in the form attached as Appendix V to the accompanying Joint Proxy Statement/Prospectus, the "Amendment").

          Approval of the Amendment is NOT a condition to consummation of the Merger, and approval of the Merger is NOT a condition to amending the AIMCO Charter as contemplated by the Amendment. Furthermore, approval of the Amendment is NOT a condition to AIMCO to succeed to the Convertible Debentures. AIMCO has drafted Articles Supplementary to the AIMCO Charter which provide for the issuance of AIMCO Common Stock (or AIMCO Class E Preferred Stock and AIMCO Class F Preferred Stock, if applicable, if not yet converted into AIMCO Common Stock) upon conversion of the Convertible Debentures.

          (3) To transact such other business as may properly come before the AIMCO Meeting or any adjournment or postponement thereof.
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     Only stockholders of record at the close of business on July 17, 1998, which is the record date for the AIMCO Meeting (the "AIMCO Record Date"), are entitled to notice of, and to vote at, the AIMCO Meeting or any adjournment or postponement thereof. Approval of each of the Merger and the Amendment requires the affirmative vote of the holders of two-thirds of the shares of the AIMCO Common Stock outstanding on the AIMCO Record Date.

     The Merger is of great importance to AIMCO and its stockholders. The accompanying Joint Proxy Statement/Prospectus describes the Merger and related transactions in detail. Please read the Joint Proxy Statement/Prospectus carefully and then complete, sign and date the enclosed proxy card and return it in the enclosed envelope.

     Your prompt response will be appreciated. If you plan to attend the AIMCO Meeting and your shares are held in the name of a broker or other nominee, please bring a proxy or letter from the broker or nominee confirming your ownership of shares. If you attend the AIMCO Meeting, you may vote in person if you wish, even though you have previously returned your proxy.

                                        By Order of the Board of Directors,

                                        Joel Bonder
                                        Secretary

Denver, Colorado
[            ], 1998

WHETHER OR NOT YOU EXPECT TO ATTEND THE AIMCO MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS SOON AS POSSIBLE. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE THE PROXY HAS BEEN VOTED AT THE AIMCO MEETING.